Exhibit 99.1

Contact: Deepak Chaudhry
Phone: (812) 962-5095

FOR IMMEDIATE RELEASE

Accuride Corporation Completes Re-pricing of Senior Credit Facilities

EVANSVILLE, Ind. – December 10, 2003 – Accuride Corporation today announced the completion of an amendment to its senior secured credit facility.  The Company re-priced its new term loan B at LIBOR plus 525 bps, a reduction of 100 bps, and term loan C at LIBOR plus 325 bps, a reduction of 75 bps.  In addition, the Company eliminated the LIBOR floor provision for the new term loan B.  The reduced interest rates will save the Company approximately $4.0 million annually.

“The interest rate reduction reflects our bank group’s strong support of our business plan,” said John Murphy, Accuride’s Executive Vice President and Chief Financial Officer.  “This re-pricing, coupled with the refinancing completed in June of this year, provides the Company with additional flexibility as we enter the upturn in the North American commercial vehicle market.”

Accuride Corporation is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride Corporation also produces wheels for buses, commercial light trucks, pick-up trucks, sport utility vehicles, and vans.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility.  Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio. For more information, visit Accuride’s website at http://www.accuridecorp.com.

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Accuride Corporation

December 10, 2003

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs, anticipations and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Accuride assumes no obligation to update the information included in this release.